Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Between Denny’s Corporation and Nelson J. Marchioli

This Amendment to Employment Agreement (“Amendment”) is being entered on the 10th day of November, 2006, between Denny’s Corporation, a Delaware corporation (“the Company”), together with its wholly-owned subsidiary, Denny’s Inc., a California corporation (“Denny’s) and Nelson J. Marchioli (the “Executive”), residing at 2110 Cleveland Street Ext., Greenville, SC 29607.

WITNESSETH:

WHEREAS, the Board of Directors (the “Board”) of the Company and the Executive entered into an employment agreement (the “Agreement”) on May 11, 2005, which was scheduled to end at Midnight on December 31, 2007; and

WHEREAS, the Board and the Executive wish to amend the Agreement to reflect the new terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.	The first sentence of Section 1 of the Agreement shall be modified to read as follows:

Employment. The Executive shall be deemed an employee of Denny’s. His employment under the terms of this Agreement shall commence on the date of execution as evidenced above (the “Effective Date”), and shall continue until Noon on May 20, 2009, unless terminated earlier pursuant to Section 5 (such period of employment under this Agreement is hereinafter referred to as the “Employment Term”).

2.	The following sentence shall be added to the end of Section 3 (a):

It is expressly agreed and understood that the Compensation and Incentives Committee (the “Compensation Committee”) of the Board shall have the right to review the Executive’s Base Salary on an annual basis and to increase the Base Salary, if such an increase is deemed warranted based upon the performance of the Executive during each such annual period being reviewed.

3. Section 5(b)(ii) shall be modified to read as follows:

In the event of a termination as a result of the Executive’s Permanent Disability, for each year of the two year period that immediately follows the date of such termination of the Executive’s employment, (A) the Executive and/or his Family shall be entitled to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under 4980B of the Code; and (B) the Executive shall be paid (x) one-half of the Base Salary in effect at such date of termination, payable in monthly installments, and (y) one-half of the Annual Bonus that would be payable under Section 3(b) for such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company.

4. Section 5(d) shall be added to the Agreement to read as follows:

(d)Compliance with Code section 409A. Notwithstanding any other provision of this Agreement, in the case of any payment or benefit that is determined to be deferred compensation subject to Code section 409A, no payment required to be made under this Agreement as a result of the Executive’s Termination of service other than by death or Disability shall be made earlier than the date that is six months after such Termination, and (if required by the regulations or other guidance issued under section 409A) any Welfare Benefits provided to the Executive will be paid for under COBRA (and eligible for reimbursement by the Company, on the first business day of the first month that commences following the end of the six-month period following Termination).

5. All provisions of the Agreement not hereby amended, are hereby ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

	Denny's Corporation		Denny's Inc.

By:	/s/ Vera King Farris	By:	/s/ Rhonda J. Parish
Name:	Vera King Farris	Name:	Rhonda J. Parish
Title:	Chairman of the Compensation and	Title:	Executive Vice President,
	Incentives Committee of the		Chief Legal Officer,
	Board of Directors		and Secretary

By:	/s/ Nelson J. Marchioli
Nelson J. Marchioli